EXHIBIT 99.1

POOL CORPORATION UPDATES 2006 EARNINGS ESTIMATE
AND PROVIDES 2007 GUIDANCE; SCHEDULES CONFERENCE CALL
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COVINGTON, LA (January 11, 2007) Pool Corporation (the “Company” or “POOL”) (Nasdaq/GSM: POOL) announced today that for the year ended December 31, 2006, the Company estimates its fully diluted earnings per share will be in the range of $1.74 to $1.75 compared to its previous projection of $1.82 per share. The Company’s expected results represent 20% earnings per share growth in 2006 over 2005 earnings of $1.45 per share, the 11th consecutive year that POOL has reached or exceeded a 20% earnings per share growth rate. This is approximately a twenty fold increase of the Company’s 1996 earnings per share, a CAGR of 35% over the ten year period. Both 2005 and 2006 results include the impact of options expensing.

Included in the Company’s estimated 2006 results is a $0.08 to $0.10 loss for the fourth quarter based on basic shares outstanding compared to a $0.02 loss for the fourth quarter of 2005. The principal reasons for fourth quarter results being below expectations are due to approximately two percent lower gross margins resulting from lower vendor price incentives than previously expected, flat base business sales growth instead of the anticipated 5% growth (on top of 2005’s 20% base business growth in the fourth quarter), and the negative contribution from the Company’s opening of 17 new locations in 2006. The adverse impact of these items was partially offset by lower employee incentives.

Commented Manuel Perez de la Mesa, the Company’s President and CEO, “In 2006, we continued to invest in the long term earnings growth of POOL with a strategic acquisition, the opening of 17 new sales centers, enhanced management development programs, expanded sales and marketing programs, and other initiatives that will serve long term shareholders well. We have also opportunistically acquired over $100 million of Company stock that will enhance long term shareholder value. While some of these investments have had a short term adverse earnings impact, they are consistent with how we have managed the business since its inception, which has resulted in consistently strong long term earnings growth.”

The Company expects its cash flow from operations to be approximately $70 million for the year, despite the negative impact of a $27 million payment for estimated federal tax payments that were deferred from the second half of 2005 as allowed by the Katrina Emergency Tax Relief Act of 2005. At year end 2006, inventory levels were essentially flat with year end 2005 despite the Company’s estimated 10% base business sales growth in 2006 and the 31 new and acquired sales centers in 2006.

For 2007, POOL projects that its earnings per share will approximate $2.00 to $2.10 representing its long term guidance of 15% organic earnings per share growth plus the accretive benefits of already completed acquisitions and share repurchases. Generally, execution is the primary overall factor affecting the Company’s results and weather is the most significant external factor, however, the industry witnessed some softness in new pool construction in the latter part of 2006. Commented Mr. Perez de la Mesa, “We project continued strong earnings growth in 2007. Given the tougher first half comps, we’ll realize more growth relative to 2006 as the year unfolds. Our long term perspectives on the exciting growth opportunities available to us are unchanged, with the establishment of proper priorities and effective execution continuing to be the key to our success.”

POOL Updates 2006 Earnings Estimate

January 11, 2007

POOL will hold a conference call to discuss the Company’s updated 2006 earnings estimate and 2007 guidance on Friday, January 12, 2007 at 10:00 a.m. Central Time (11:00 a.m. Eastern Time). The conference call will be available via web cast at our website www.poolcorp.com. Replay of the web cast will be available at our website after 12:00 p.m. Central Time.

POOL is scheduled to announce its full year 2006 results and host its regular quarterly conference call on February 15, 2007 at 10:00 a.m. Central Time (11:00 a.m. Eastern Time).

Pool Corporation is the largest wholesale distributor of swimming pool and related backyard products. Currently, POOL operates 274 sales centers in North America and Europe, through which it distributes more than 100,000 national brand and private label products to roughly 70,000 wholesale customers. For more information about POOL, please visit www.poolcorp.com.

This news release may include “forward-looking” statements that involve risk and uncertainties. The forward-looking statements in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements speak only as of the date of this release, and we undertake no obligation to update or revise such statements to reflect new circumstances or unanticipated events as they occur. Actual results may differ materially due to a variety of factors, including the sensitivity of our business to weather conditions, our ability to maintain favorable relationships with suppliers and manufacturers, competition from other leisure product alternatives and mass merchants, changes in the economy and other risks detailed in POOL’s 2005 Form 10-K filed with the Securities and Exchange Commission.

CONTACT:

Craig K. Hubbard
Treasurer
985.801.5117
craig.hubbard@poolcorp.com